UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 15, 2008

Integra Bank Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Indiana	0-13585	35-1632155
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

21 SE Third Street, Evansville, Indiana		47708
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	812-461-9100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Integra Bank Corporation (the "Company") announced that it entered into an Employment Agreement (the "Agreement") effective October 15, 2008 with Raymond D. Beck, Executive Vice President, Chief Credit and Risk Officer of the Company and Integra Bank.

The Agreement would expire on December 31, 2009; however, the terms are automatically extended for successive terms of one year unless either party elects not to further extend the term by providing written notice at least sixty days prior to the scheduled expiration.

The Agreement provides for a lump sum severance payment equal to 1.5 times the base salary then in effect if Mr. Beck's employment is terminated without cause and in the absence of "change in control" or if he terminates employment because of a material breach of his Agreement. If Mr. Beck's employment is terminated within six months before or two years after a "change in control" for any reason other than death, disability or cause, or if he terminates his employment for good reason six months before or within two years after a change in control, then he is entitled to receive a lump sum severance payment equal to the greater of (1) an amount that when added to all other accelerated payments or benefits would be equal to 2.9 times the "base amount" as defined in Section 280G of the Internal Revenue Code or (2) 2.9 times the "base amount" minus any excise taxes payable by the executive as an "excess parachute payment".

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Integra Bank Corporation

October 20, 2008	By:	Martin M. Zorn

Name: Martin M. Zorn
Title: Chief Operating Officer and Chief Financial Officer